STARWOOD FINANCIAL TRUST
                            ------------------------


                             ARTICLES SUPPLEMENTARY

                                       of

                            SERIES A PREFERRED SHARES

                                       of

                            STARWOOD FINANCIAL TRUST

                        (Pursuant to Section 8-203 of the
                  Maryland Corporations and Associations Code)

                       ----------------------------------


         Starwood Financial Trust, a Maryland real estate investment trust (the "Company"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Under a power contained in Article VI of the declaration of trust of the Company (the "Declaration"), the Board of Trustees of the Company (the "Board of Trustees"), by resolution duly adopted at a meeting duly called and held, classified and designated 4,400,000 preferred shares of beneficial interest (as defined in the Declaration) as shares of Series A Preferred Shares of beneficial interest, par value $.01 per share (the "Series A Preferred Shares"), with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Declaration, shall be deemed to be Article 12 of the
Declaration:

    1.   Rank.

         The distinctive name and designation of this series of preferred shares is Series A Preferred Shares. Each Series A Preferred Share shall rank senior to any "Junior Securities" (herein defined) in the payment of dividends and in the dissolution or winding up of the Trust. No Series of Preferred Shares hereafter issued shall rank senior to or on a parity with the Series A Preferred Shares unless the issuance thereof is in compliance with the terms of the Investor Rights Agreement among the Trust, certain holders of the Series A Preferred Shares and certain other parties thereto relating among other things to the Series A Preferred Shares.


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    2.   Number of Shares.

         The Series A Preferred Shares shall consist of 4,400,000 shares, which number may be increased or decreased (but not below the number of Series A Preferred Shares then issued and outstanding) from time to time by a resolution or resolutions of the Board of Trustees. Series A Preferred Shares repurchased by the Trust shall be canceled and shall revert to authorized but unissued Shares, undesignated as to class or series, subject to reissuance by the Trust as shares of any one or more series.

    3.   Dividends.

         (a) Each Series A Preferred Share shall entitle the holder thereof to receive dividends out of any assets legally available therefor, prior to and in preference to any declaration or payment of any dividend (payable other than in Junior Securities) payable on any Junior Securities and pari passu with any securities ranking on parity with the Series A Preferred Shares and junior to any Senior Preferred Shares (herein defined). Dividends shall be payable when and as authorized by the Board of Trustees and declared by the Trust. Dividends on each Series A Preferred Share shall accrue at the rate determined pursuant to
Section 3(c) (the "Dividend Rate") on the Liquidation Value. The dividend on the Series A Preferred Shares shall be cumulative and shall be payable in cash in arrears on April 15, July 15, October 15 and January 15 of each year (each a "Dividend Payment Date"), commencing January 15, 1999 to holders of record on the last day of the month immediately preceding such Dividend Payment Date (i.e., March 31, June 30, September 30 and December 31). Dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Trust legally available for the payment of dividends. To the extent that any dividend on the Series A Preferred Shares is not paid on the Dividend Payment Date, such dividend shall accumulate and compound quarterly from that date at the then applicable Dividend Rate until such dividend is paid in full. The date on which the Trust initially issues a Series A Preferred Share shall be referred to as the Original Issue Date regardless of the number of transfers of such shares made on the stock records maintained by or for the Trust and regardless of the number of certificates that may be issued to evidence such share.

         (b) The Trust shall not (i) pay or set aside for payment any dividends (payable other than in Junior Securities), on Junior Securities or (ii) redeem, repurchase or otherwise acquire any Junior Securities (except as required by
Article XI of the Declaration of Trust or the excess share and real estate investment trust qualification provisions of applicable law) until all accumulated, accrued and unpaid dividends (including any compounded dividends thereon) have been paid on the Series A Preferred Shares through the last preceding Dividend Payment Date.

         (c) The Dividend Rate shall initially be 9.5% per annum. On each of December 15, 2005, 2006 and 2007, the Dividend Rate shall increase by 0.25% per annum. If the Trust fails to pay on any four (4) or more consecutive Dividend Payment Dates the full

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amount of unpaid  dividends  accrued  or  accumulated  as of each such  Dividend
Payment Date on the Series A Preferred Shares (whether or not such payments are legally permissible or are prohibited by an agreement to which the Trust is subject), any of which dividends remain unpaid on the day after the fourth such Dividend Payment Date, the Dividend Rate on the Series A Preferred Shares then in effect shall be increased by 0.50% per annum with such increase being effective retroactive to the immediately prior Dividend Payment Date with respect to which all accrued or accumulated but unpaid dividends have been paid. Such increased Dividend Rate shall remain in effect until the close of business on the date that all accrued or accumulated dividends (including any compounded dividends thereon) in arrears on the Series A Preferred Shares are paid in full at which time the Dividend Rate increase shall be of no further force and effect, the Dividend Rate shall be reset to that Dividend Rate that would have been in effect at such time pursuant to the first and second sentences of this
Section 3(c) but for the effect of the third sentence of this Section 3(c) (subject to subsequent increases pursuant to this section) and the calculation of the periods dividends are in arrears shall be reset to zero (0). Subject to subsequent increases after reset pursuant to the preceding sentence, no additional dividend rate increases shall be made for defaults in the payment of dividends in excess of such four (4) consecutive Dividend Payment Dates, but the aforesaid increase shall remain in effect in accordance with the immediately preceding sentence until the time specified therein.

         (d) The amount of dividends payable for each quarterly dividend period for the Series A Preferred Shares shall be computed by dividing the Dividend Rate by four. The amount of dividends payable for the initial dividend period or any other period shorter or longer than a full quarterly period shall be computed on the basis of twelve 30-day months and a 360-day year.

         (e) Dividend payments shall be made by wire transfer to an account designated by each holder of Series A Preferred Shares or, if no account information is provided to the Trust by a holder of Series A Preferred Shares, dividend payments shall be made by check delivered by first class mail to the address of such holder as set forth in the stock records of the Trust.

    4. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

         (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Trust, the holders of Series A Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Trust available for distribution to its shareholders after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of Shares of the Trust that specifically state that on liquidation they rank prior and in preference to the Series A Preferred Shares, whether or not convertible into Junior Securities (collectively referred to as "Senior Preferred Shares"), but before any payment shall be made to the holders of Class A Shares, Class B Shares or any other class or series of Shares ranking on liquidation junior to the Series A Preferred Shares

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(the Class A Shares,  the Class B Shares and any other class or series of Shares ranking in payment of dividends or on liquidation junior to the Series A Preferred Shares, or options, warrants or rights to purchase or that are convertible into any such Shares but in no event including any Senior Preferred Shares being collectively referred to as "Junior Securities") by reason of their ownership thereof, an amount equal to $50.00 per share (such amount being the "Liquidation Value"), plus any dividends declared, accumulated or accrued (including any compounded dividends thereon) but unpaid thereon. If, upon any such liquidation, dissolution or winding up of the Trust, the remaining assets
of  the  Trust  available  for  distribution  to  its   shareholders   shall  be
insufficient to pay the holders of Series A Preferred Shares and all other classes or series of shares ranking on liquidation on a parity with the Series A Preferred Shares the full amount to which they shall be entitled, the holders of Series A Preferred Shares and any class or series of shares ranking on liquidation on a parity with the Series A Preferred Shares shall share ratably in any distribution of the remaining assets and funds of the Trust in proportion to the respective amounts which would otherwise be payable in respect of the Shares held by them upon such distribution if all amounts payable on or with respect to such Shares were paid in full.

         (b) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Shares, Series A Preferred Shares and any other class or series of Shares of the Trust ranking on liquidation on a parity with the Series A Preferred Shares, upon the dissolution, liquidation or winding up of the Trust, the holders of shares of Junior Securities then outstanding shall be entitled to receive the remaining assets and funds of the Trust available for distribution to its shareholders.

         (c) The voluntary consolidation or merger of the Trust into or with any other entity or entities which results in the exchange of outstanding shares of the Trust for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof, and the voluntary sale or transfer by the Trust of all or substantially all its assets, shall not be deemed to be a liquidation, dissolution or winding up of the Trust within the meaning of the provisions of this Section 4 unless such sale, conveyance, exchange or transfer is in connection with a dissolution or winding up of the business of the Trust, provided, however, that any consolidation or merger of the Trust in which the Trust is not the surviving entity shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Trust within the meaning of this Section 4 if, (i) in connection therewith, any holders of Junior Securities receive as consideration, whether in whole or in part, for such: (1) cash (other than as payment for fractional shares), (2) notes, debentures or other evidences of indebtedness or obligations to pay cash (other than as payment for fractional shares) or (3) preferred stock of the surviving entity (whether or not the surviving entity is the Trust) which ranks on a parity with or senior to the preferred stock received by holders of the Series A Preferred Shares with respect to liquidation or dividends or (ii) the holders of the Series A Preferred Shares do not receive preferred stock of the surviving entity with rights, powers and preferences equal to (or more favorable to the holders than) the rights, powers and preferences of the Series A Preferred Shares.

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    5.   Voting.

         (a) Except as otherwise provided in Section 8 hereof or by the provisions of Subsection 5(b) below, holders of Series A Preferred Shares shall not be entitled to vote.

         (b) Without the written consent or affirmative vote of the holders of a majority of the then outstanding Series A Preferred Shares, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Trust shall not amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Shares as set forth in these Articles Supplementary.

    6.   Optional Repurchase by the Company.

         (a) From and after December 15, 2003, the Trust shall have the right to repurchase and redeem (the "Repurchase") all, or any part of the Series A Preferred Shares outstanding on the date of notice of Repurchase (the "Repurchase Date"), for a price per share equal to the Liquidation Value thereof plus all unpaid dividends that have been declared, accumulated or accrued (including any compounded dividends thereon) to the Repurchase Date; provided that after the Company has redeemed 74% of the total number of Series A Preferred Shares issued on the Original Issue Date, the Company must redeem all remaining outstanding Series A Preferred Shares if any are redeemed. Any Repurchase of Series A Preferred Shares shall be made pro rata among all holders of Series A Preferred Shares and shall be in minimum amounts equal to the lesser of (i) $10 million in Liquidation Value or (ii) the remaining amount of Series A Preferred Shares then outstanding.

         (b) All holders of record of Series A Preferred Shares will be given written notice of the Repurchase not less than 30 days nor more than 60 days prior to the Repurchase Date, which notice shall set forth the Repurchase Date and place designated for Repurchase of the Series A Preferred Shares pursuant to this Section 6. Such notice shall be sent by overnight courier or first class or registered mail, postage prepaid, to each record holder of Series A Preferred Shares at such holder's address last shown on the records of the transfer agent for the Series A Preferred Shares (or the records of the Trust, if it serves as its own transfer agent). On or before the Repurchase Date, the Trust shall irrevocably deposit, for the benefit of the holders of the Series A Preferred Shares, the funds necessary to effect the Repurchase in full with a bank or trust company in the Borough of Manhattan, The City of New York having a capital and surplus of not less than $500 million. The Trust shall have the right to revoke the notice of the Repurchase at any time prior to the designated
Repurchase Date. On or before the Repurchase Date, each holder of Series A Preferred Shares shall surrender his, her or its certificate or certificates for all such Shares to the Trust at the place designated in such notice, and on the later of the Repurchase Date and the date such certificates are surrendered, shall receive the payment to which such holder is entitled pursuant to this
Section 6. On the Repurchase Date, provided that the Trust has so deposited the funds necessary to effect the Repurchase in full as provided in this Section 6, all rights with respect to the Series A Preferred Shares, including the rights, if any, to receive notices

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and vote, will terminate,  except only the rights of the holders  thereof,  upon surrender of their certificate or certificates therefor, to receive payment for the Series A Preferred Shares. If so required by the Trust, certificates
surrendered   shall  be  endorsed  or  accompanied  by  written   instrument  or
instruments of transfer, in form reasonably satisfactory to the Trust, duly executed by the registered holder or by his or its attorney duly authorized in writing. (c) All certificates evidencing Series A Preferred Shares that are required to be surrendered for repurchase in accordance with the provisions hereof shall, if the Trust has deposited the funds necessary to effect the Repurchase in full as provided in Section 6(b) above, from and after the Repurchase Date, be deemed to have been retired and canceled and the Series A Preferred Shares represented thereby converted into the right to receive payment for such shares, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Trust may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized Series A Preferred Shares accordingly.

    7.   Optional Redemption by the Holders.

         (a) In the event of a Change of Control, as defined below, each holder of Series A Preferred Shares shall have the right to elect to have the Company repurchase (the "Redemption") all, but not less than all, of the Series A Preferred Shares held by such holder on the date of the Change of Control (the "Change of Control Date") for a price per share equal to the Liquidation Value thereof plus all unpaid dividends that have been declared, accumulated or accrued (including any compounded dividends thereon) to the Redemption Date. The procedure for electing the Redemption is set forth in Section (b) and (c) below. The Trust shall not be required to redeem any Series A Preferred Shares unless holders of not less than a majority of the Series A Preferred Shares outstanding have elected to have their Shares redeemed in which case the Trust shall redeem all outstanding Series A Preferred Shares including those owned by holders who have not so elected.

         (b) If a Change of Control (as defined below) has occurred, the Trust shall give prompt written notice of such Change of Control (the "Change of Control Notice"), describing in reasonable detail the definitive terms and date of consummation thereof, to each holder of Series A Preferred Shares, but in any event, such notice shall be given no later than five business days after the Change of Control Date. Such notice shall be sent by overnight courier or first class or registered mail, postage prepaid, to each record holder of Series A Preferred Shares at such holder's address last shown on the records of the transfer agent for the Series A Preferred Shares (or the records of the Trust, if it serves as its own transfer agent) and shall set forth the date of the closing of the Redemption (the "Redemption Date"), which Redemption Date shall be the later of the Change of Control Date or 30 days after the date the Change of Control Notice was first mailed by the Trust to the holders of Series A Preferred Shares, and place designated for the redemption of the Series A Preferred Shares pursuant to this Section 7. Upon receipt of such notice, each holder of Series A Preferred Shares will have 20 days to elect to exercise the Redemption by delivering

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written  notice  thereof to the Trust.  If the Trust does not  receive  from the holders of at least a majority the Series A Preferred Shares outstanding notice of their election to exercise the Redemption within the 20 day period, no Series A Preferred Shares shall be repurchased by the Trust and all rights under this
Section 7 shall terminate with respect to the Change of Control identified in the Change of Control Notice but not with respect to any future Change of Control. If the holders of at least a majority of the Series A Preferred Shares outstanding give notice of election to exercise the Redemption within the required time period then on or before the Redemption Date, the Trust shall irrevocably deposit, for the benefit of the holders of all of the Series A Preferred Shares, the funds necessary to effect the Redemption in full with a bank or trust company in the Borough of Manhattan, The City of New York with capital and surplus of not less than $500 million. On or before the Redemption Date, each holder of Series A Preferred Shares shall surrender his, her or its certificate for all such Shares to the Trust at the place designated in the notice, and on the Redemption Date shall receive the payment to which such holder is entitled pursuant to this Section 7. On the Redemption Date, the Trust will redeem all of the Series A Preferred Shares for the consideration such holder is entitled pursuant to this Section 7; provided that no holder of Series A Preferred Shares shall be entitled to receive such consideration until the certificates representing his, her or its Shares have been delivered to the Trust at the place designated in such notice. On the Redemption Date, provided that the Trust has so deposited the funds necessary to effect the Redemption in full as provided in this Section 7, all rights with respect to the Series A Preferred Shares, including the rights, if any, to receive notices and vote, will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive payment for the Series A Preferred Shares. If so required by the Trust, certificates surrendered shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Trust, duly executed by the registered holder or by his or its attorney duly authorized in writing. On the later of the Redemption Date and the surrender of the certificate or certificates for Series A Preferred Shares, the Trust shall cause to be delivered to such holder, a cash payment for such redeemed Series A Preferred Shares. If a proposed Change of Control is not consummated, all elections to redeem in connection therewith shall automatically be rescinded.

         (c) All certificates evidencing Series A Preferred Shares that are required to be surrendered for repurchase in accordance with the provisions hereof shall, if the Trust has deposited the funds necessary to effect the Redemption in full as provided in Section 7(b) above, from and after the Redemption Date, be deemed to have been retired and canceled and the Series A Preferred Shares represented thereby converted into the right to receive payment for such shares, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Trust may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized Series A Preferred Shares accordingly.

         (d) "Change of Control" means the occurrence of one of more of the following events that is not approved by the Board of Trustees of the Trust prior to the

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occurrence  of such event:  (i) any Person or "Group" (as such terms are used in
Sections 13 (d) and 14 (d) of the Exchange Act), other than the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a number of shares of the voting stock of the Trust which would entitle the holder thereof to cast a majority of the votes entitled to be cast on matters generally to be voted on by the shareholders of the Trust; provided that if the Permitted Holders have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Trustees of the Trust a Change of Control shall not be deemed to occur even if the Permitted Holders "beneficially own" (as so defined) a lesser percentage of such voting stock than such other person; or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Trust to any Person or Group, together with any affiliates thereof other than the Permitted Holders. "Permitted Holders" shall mean B. Holdings, L.L.C., Starwood Mezzanine Investors, L.P., Starwood Opportunity Fund IV, L.P., SOFI-IV SMT HOLDINGS, L.L.C., the direct and indirect general partners thereof and their respective affiliates.

    8. Board Representation. (a) If the Trust fails to pay within 30 days of any single Dividend Payment Date the full dividend then accrued or accumulated but unpaid on the Series A Preferred Shares, whether or not such payment is legally permissible or is prohibited by any agreement to which the Trust is subject (a "Single Dividend Deficiency Period"), then the number of trustees constituting the Board of Trustees of the Trust shall be increased to permit the holders of a majority of the Series A Preferred Shares (the "Majority Holders") voting separately as one class, to elect one trustee. If the Trust fails to pay the full dividends then accrued or accumulated but unpaid (including compounded dividends) on the Series A Preferred Shares for any six consecutive Dividend Payment Dates (including the initial Single Dividend Deficiency Period) so that six consecutive dividend payments are not paid in full as of the day after the sixth such Divided Payment Date, whether or not such payment is legally permissible or is prohibited by any agreement to which the Trust is subject (a "Multiple Dividend Deficiency Period" and together with a Single Dividend Deficiency Period an "Election Period"), then the number of Trustees of the Trust shall be increased to permit the Majority Holders, voting separately as one class, to elect one more trustee. Any trustee elected pursuant to this Section 8 is referred to as a Preferred Trustee. Upon the payment in full of all accrued or accumulated but unpaid dividends (including compounded dividends) on the Series A Preferred Shares, the calculation of the periods dividends are in arrears shall reset to zero (0).

         (b) The right of the Majority Holders voting separately as one class to elect Preferred Trustees shall continue until such time as all accrued or accumulated dividends (including compounded dividends) that are in arrears on the Series A Preferred Shares are paid in full, at which time the term of any Preferred Trustee shall terminate and the number of Trustees constituting the Board of Trustees shall be reduced to the number necessary to

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reflect the termination of the right of the Majority  Holders to elect Preferred
Trustees; subject to the right of the holders of Series A Preferred Shares to elect the appropriate number of Preferred Trustees if a subsequent Election Period should occur. Any Preferred Trustees shall continue in office until the earlier of (A) such time as his or her successor shall have been elected by Majority Holders and (B) the termination of his or her term in accordance with the immediately preceding sentence. Notwithstanding any other sections of the Declaration of Trust, during any Election Period, the Majority Holders shall be entitled to (A) remove from the Board any Preferred Trustee elected under the foregoing subsection (i), and (B) elect each successor to any such Preferred Trustee removed in accordance herewith or who otherwise vacates such office.

         (c) The right of the Majority Holders to elect Preferred Trustees may be exercised at the special meeting called pursuant to this Section, at any annual or other special meeting of shareholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a shareholders meeting. A proper officer of the Trust shall, upon the written request of the Majority Holders, addressed to any officer of the Trust, call a special meeting of the shareholders for the purpose of electing trustees pursuant to this Section. Such meeting shall be held at the earliest legally permissible date at the principal office of the Trust, or at such other place designated by the Majority Holders. If such meeting has not been called by a proper officer of the Trust within 15 days after personal delivery, by hand or by a nationally recognized, overnight courier guaranteeing next business day delivery, of such written request upon any officer of the Trust or within 20 days after mailing the same to the secretary of the Trust at its principal office, then the Majority Holders may call such meeting at the expense of the Trust, and such meeting may be called upon the notice required for annual meetings of shareholders and shall be held at the Trust's principal office, or at such other place designated by the Majority Holders. In the event that the Trust is then subject to the proxy solicitation rules of the Securities and Exchange Act of 1934, as amended, the 15 day and 20 day periods referenced above shall be increased to 120 days and 125 days, respectively. The Majority Holders shall be given access to the stock record books of the Trust for the purpose of causing a meeting of shareholders to be called pursuant to this Section.

         (d) At any meeting or at any adjournment thereof at which the holder of the Series A Preferred Shares have the right to elect trustees, the presence, in person or by proxy, of the holders of a majority of the Series A Preferred Shares shall be required to constitute a quorum for the election or removal of any trustee by the Majority Holders. The affirmative vote of the holders of a majority of the Series A Preferred Shares represented in person or proxy at such meeting shall be required to elect or remove any Preferred Trustee.

    9.  Restriction on Transfer, Acquisition and Redemption of Shares

    9.1 Definitions. For purposes of this Section 9, the following terms shall have the following meanings:

         (a) "Beneficial Ownership" shall mean ownership of Shares by a Person who would be treated as an owner of such Shares either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h) of the Code. The terms "Beneficial Owner," "Beneficially Owns," "Beneficially Own" and "Beneficially Owned" shall have correlative meanings.

         (b) "Charitable Beneficiary" shall mean an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Board of Trustees as the beneficiary or beneficiaries of the Excess Share Trust.

         (c) "Code" means the Internal Revenue Code of 1986, as amended.

         (d) "Debt" shall mean indebtedness of the Trust.

         (e) "Excess Shares" shall have the meaning given to it in paragraph (a) of Section 9.3.

         (f)  "Excess  Share  Trust"  shall mean the trust  created  pursuant to
Section 9.15.

         (g) "Excess Share Trustee" shall mean a person, who shall be unaffiliated with the Trust, any Purported Beneficial Transferee and any Purported Record Transferee, identified by the Board of Trustees as the trustee of the Excess Share Trust.

         (h) "Existing Holder" shall mean (i) any Person who Beneficially Owns Shares in excess of the Ownership Limit, both upon and immediately after June 17, 1998 (the "Restriction Commencement Date"), so long as such Person Beneficially Owns Shares in excess of the Ownership Limit and (ii) any Person to whom an Existing Holder Transfers, subject to the limitations provided in this
Section 9, Beneficial Ownership of Shares causing such transferee to Beneficially Own Shares in excess of the Ownership Limit.

         (i) "Existing Holder Limit" (i) for any Existing Holder who is an Existing Holder by virtue of clause (i) of the definition thereof, shall mean, initially, the percentage of the outstanding Class A, Class B or Series A Preferred Shares Beneficially Owned (with such percentage for each class determined separately) by such Existing Holder upon and immediately after the Restriction Commencement Date, and, after any adjustment pursuant to Section 9.9, shall mean such percentage of the outstanding Shares as so adjusted, and
(ii) for any Existing  Holder who becomes an Existing Holder by virtue of clause
(ii) of the definition thereof, shall mean, initially, the percentage of the outstanding Class A, Class B or Series A Preferred Shares Beneficially Owned (with such percentage for each class determined separately) by such Existing Holder at the time that such Existing Holder becomes an Existing Holder, but in no event shall such percentage be greater than the lesser of (i) the Existing Holder Limit for the Existing Holder who Transferred Beneficial Ownership of such Shares or, in the case of more than one transferor, in no event shall such percentage be greater than the smallest Existing Holder Limit of any transferring Existing Holder, or (ii) the Ownership Limit if the Existing Holder is a person other than a trust qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code, and, after any adjustment pursuant to Section 9.9, shall mean such percentage of the outstanding Shares as so adjusted. From the Restriction Commencement Date until the Restriction Termination Date, the Trust shall maintain and, upon request, make available to each Existing Holder, a schedule which sets forth the then current Existing Holder Limit for each Existing Holder.

         (j) "Market Price" shall mean the last reported sales price reported on the American Stock Exchange for a particular class of Shares on the trading day immediately preceding the relevant date, or if not then traded on the American Stock Exchange, the last reported sales price for such class of Shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over or through which such class of Shares may be traded, or if not then traded over or through any exchange or quotation system, then the market price of such class of Shares on the relevant date as determined in good faith by the Board of Trustees.

         (k) "Ownership Limit" shall initially mean 9.8% of the (i) number of Series A Preferred Shares, or (ii) value of the aggregate outstanding Shares of the Trust, and after any adjustment as set forth in Section 9.10, shall mean such percentage in number of Series A Preferred Shares, or value of the aggregate outstanding Shares, as so adjusted. Such number and/or value shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereof.

         (l) "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity.

         (m) "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in Excess Shares, as defined below in Section 9.3, the beneficial holder of the Shares, if such Transfer had been valid under
Section 9.2.

         (n) "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Excess Shares, as defined below in Section 9.3, the record holder of the Shares, if such Transfer had been valid under
Section 9.2.

         (o) "REIT Provisions of the Code" means Part II, Subchapter M of Chapter 1 of Subtitle A of the Code, as now enacted or hereafter amended, including successor statutes and regulations promulgated thereunder.

         (p) "Restriction Termination Date" shall mean the first day after the Restriction Commencement Date on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a real estate investment trust.

         (q) "Shares" means any shares of beneficial interest in the Trust.

         (o) "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Shares (including (a) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Shares, (b) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares, but excluding the exchange of Debt or any security of the Trust for Shares and (c) any transfer or other disposition of any interest in Shares as a result of a change in the marital status of the holder thereof), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. The terms "Transfers" and "Transferred" shall have correlative meanings.

    9.2   Ownership Limitation.

         (a) Except as provided in Sections 9.12 and 9.20, and subject to paragraph (f) of this Section 9.2, from the Restriction Commencement Date until the Restriction Termination Date, no Person (other than an Existing Holder) shall Beneficially Own Shares in excess of the Ownership Limit and no Existing Holder shall Beneficially Own Shares in excess of the Existing Holder Limit for such Existing Holder.

         (b) Except as provided in Sections 9.12 and 9.20, and subject to paragraph (f) of this Section 9.2, from the Restriction Commencement Date until the IRestriction Termination Date, any Transfer that, if effective, would result in any Person (other than an Existing Holder) Beneficially Owning Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of the Shares which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Shares.

         (c) Except as provided in Sections 9.9 and 9.12, and subject to paragraph (f) of this Section 9.2, from the Restriction Commencement Date until the Restriction Termination Date, any Transfer that, if effective, would result in any Existing Holder Beneficially Owning Shares in excess of the applicable Existing Holder Limit shall be void ab initio as to the Transfer of the Shares which would be otherwise Beneficially Owned by such Existing Holder in excess of the applicable Existing Holder Limit; and such Existing Holder shall acquire no rights in such Shares.

         (d) Subject to paragraph (f) of this Section 9.2, from the Restriction Commencement Date until the Restriction Termination Date, any Transfer that, if effective, would result in the Shares being beneficially owned (as provided in Section 856(a) of the Code) by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of Shares which would be otherwise beneficially owned (as provided in Section 856(a) of the Code) by the transferee; and the intended transferee shall acquire no rights in such Shares.

         (e) Subject to paragraph (f) of this Section 9.2, from the Restriction Commencement Date until the Restriction Termination Date, any Transfer that, if effective, would result in the Trust being "closely held" within the meaning of
Section 856(h) of the Code shall be void ab initio as to the Transfer of the Shares which would cause the Trust to be "closely held" within the meaning of
Section 856(h) of the Code; and the intended transferee shall acquire no rights in such Shares.

         (f) Nothing contained in this Section 9 shall preclude the settlement of any transaction entered into through the facilities of the American Stock Exchange. The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Section 9 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 9.

    9.3  Excess Shares.

         (a) If, notwithstanding the other provisions contained in this Section 9, at any time from the Restriction Commencement Date until the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Trust such that any Person would Beneficially Own Shares in excess of the applicable Ownership Limit or Existing Holder Limit (as applicable), then, except as otherwise provided in Sections 9.9 and 9.12, and subject to paragraph (f) of Section 9.2, the Shares Beneficially Owned in excess of such Ownership Limit or Existing Holder Limit (rounded up to the nearest whole Share) shall constitute "Excess Shares" and be treated as provided in this
Section 9. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.

         (b) If, notwithstanding the other provisions contained in this Section 9, at any time after the Restriction Commencement Date until the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Trust which, if effective, would cause the Trust to become "closely held" within the meaning of Section 856(h) of the Code, then the Shares being Transferred which would cause the Trust to be "closely held" within the meaning of Section 856(h) of the Code (rounded up to the nearest whole Share) shall constitute "Excess Shares" and be treated as provided in this Section 9. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.

         9.4 Prevention of Transfer. If the Board of Trustees or its designee shall at any time determine in good faith that a Transfer has taken place in violation of Section 9.2 or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution) or Beneficial Ownership of any Shares in violation of Section 9.2, the Board of Trustees or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of paragraph (b), (c),
(d) or (e) of Section 9.2 shall automatically result in the designation and treatment described in Section 9.3, irrespective of any action (or non-action) by the Board of Trustees.

    9.5 Notice to Trust. Any Person who acquires or attempts to acquire Shares in violation of Section 9.2, or any Person who is a transferee such that Excess Shares result under Section 9.3, shall immediately give written notice or, in the event of a proposed or attempted Transfer, shall give at least 15 days prior written notice to the Trust of such event and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Trust's status as a REIT.

    9.6 Information for Trust. From the Restriction Commencement Date and until the Restriction Termination Date:

         (a) every Beneficial Owner of more than 5% (or such other percentage, between 1/2 of 1% and 5%, as provided under the REIT Provisions of the Code) of the number or value of outstanding Shares of the Trust shall upon the Trust's written request, within 30 days after January 1 of each year, give written notice to the Trust stating the name and address of such Beneficial Owner, the number of Shares Beneficially Owned, and a description of how such Shares are held. Each such Beneficial Owner shall provide to the Trust such additional information as the Trust may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Trust's status as a REIT.

         (b) each Person who is a Beneficial Owner of Shares and each Person (including the shareholder of record) who is holding Shares for a Beneficial Owner shall provide to the Trust in writing such information with respect to direct, indirect and constructive ownership of Shares as the Board of Trustees deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to determine the Trust's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

    9.7 Other Action by Board of Trustees. Subject to paragraph (f) of Section 9.2, nothing contained in this Section 9 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders by preservation of the Trust's status as a REIT; provided, however, that no provision of this Section
9.8 shall preclude the settlement of any transaction entered into through the facilities of the American Stock Exchange.

    9.8 Ambiguities. In the case of an ambiguity in the application of any of the provisions of this Section 9, including any definition contained in Section 9.1, the Board of Trustees shall have the power to determine in good faith the application of the provisions of this Section 9 with respect to any situation based on the facts known to it and the Board of Trustees' determination shall be conclusive for all purposes of this Declaration.

    9.9 Modification of Existing Holder Limits. The Existing Holder Limits may be modified as follows:

         (a) Subject to the limitations provided in Section 9.11, the Board of Trustees may grant options which result in Beneficial Ownership of Shares by an Existing Holder pursuant to an option plan approved by the Board of Trustees and/or the shareholders. Any such grant shall increase the Existing Holder Limit for the affected Existing Holder to the maximum extent possible under Section
9.11 to permit the Beneficial Ownership of the Shares issuable upon the exercise of such option.

         (b) Subject to the limitations provided in Section 9.11, an Existing Holder may elect to participate in a dividend reinvestment plan approved by the Board of Trustees which results in Beneficial Ownership of Shares by such participating Existing Holder. Any such participation shall increase the Existing Holder Limit for the affected Existing Holder to the maximum extent possible under Section 9.11 to permit Beneficial Ownership of the Shares acquired as a result of such participation.

         (c) The Board of Trustees shall reduce the Existing Holder Limit for any Existing Holder after any Transfer permitted in this Section 9 by such Existing Holder by the percentage of the outstanding Shares so Transferred or after the lapse (without exercise) of an option described in paragraph (a) of thiIs Section 9.9 by the percentage of the Shares that the option, if exercised, would have represented, but in either case no Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit.

    9.10 Increase or Decrease in Ownership Limit. Subject to the limitations provided in Section 9.11 and Article 5.1 of the Declaration of Trust, the Board of Trustees may from time to time increase or decrease the Ownership Limit; provided, however, that any decrease may only be made prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law that would require a decrease to retain REIT status, in which case such decrease shall be effective immediately).

    9.11   Limitations on Changes in Existing Holder and Ownership Limits.

         (a) Neither the Ownership Limit nor any Existing Holder Limit may be increased (nor may any additional Existing Holder Limit be created) if, after giving effect to such increase (or creation), five Beneficial Owners of Shares (including all of the then Existing Holders) could Beneficially Own, in the aggregate, more than 49.9% in number or value of the outstanding Shares.

         (b) Prior to the modification of any Existing Holder Limit or Ownership Limit pursuant to Section 9.9 or 9.10, the Board of Trustees may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT.
         (c) No Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit.

    9.12   Waivers by Board of Trustees.

         (a) The Board of Trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Trustees and upon at least 15 days written notice from a transferee prior to the proposed Transfer which, if consummated, would result in the intended transferee owning Shares in excess of the Ownership Limit or the Existing Holder Limit, as the case may be, and upon such other conditions as the Board of Trustees may direct, may waive the Ownership Limit or the Existing Holder Limit, as the case may be, with respect to such transferee.

         (b) In addition to waivers permitted under paragraph (a) above, the Board of Trustees shall waive the Ownership Limit with respect to a Person if:
(i) such Person submits to the Board of Trustees information satisfactory to the Board of Trustees, in its reasonable discretion, demonstrating that such Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code); (ii) such Person submits to the Board of Trustees information satisfactory to the Board of Trustees, in its reasonable discretion, demonstrating that no Person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account
Section 856(h)(3)(A) of the Code) would be considered to Beneficially Own Shares in excess of the Ownership Limit by reason of the ownership of Shares in excess of the Ownership Limit by the Person receiving the waiver granted under this paragraph (b); (iii) such Person submits to the Board of Trustees information satisfactory to the Board of Trustees, in its reasonable discretion, demonstrating that the ownership of Shares in excess of the Ownership Limit by the Person receiving the waiver granted under this paragraph (b) will not result in the Trust failing to qualify as a REIT; and (iv) such Person provides to the Board of Trustees such representations and undertakings, if any, as the Board of Trustees may, in its reasonable discretion, require to ensure that the conditions in clauses (i), (ii) and (iii) above are satisfied and will continue to be satisfied throughout the period during which such Person owns Shares in excess of the Ownership Limit pursuant to any waiver granted under this paragraph (b), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 9.3 with respect to Shares held in excess of the Ownership Limit by such Person (determined without regard to the waiver granted such Person under this paragraph (b)).

    9.13 Legend. Each certificate for Shares shall bear substantially the following legend:

         The securities represented by this certificate are subject to restrictions on transfer for the purpose of the Trust's maintenance of its status as a REIT under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the Declaration of Trust of the Trust, no Person may Beneficially Own Shares in excess of 9.8% (or such greater percentage as may be determined by the Board of Trustees of the Trust) of the number or value of the outstanding Shares of the Trust (unless such Person is an Existing Holder). Any Person who attempts or proposes to Beneficially Own Shares in excess of the above limitations must notify the Trust in writing at least 15 days prior to such proposed or attempted Transfer. All capitalized terms in this legend have the meanings defined in the Declaration of Trust of the Trust, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests. If the restrictions on transfer are violated, the securities represented hereby shall be designated and treated as Excess Shares which shall be held in trust by the Excess Share Trustee for the benefit of the Charitable Beneficiary.

     9.14 Severability. If any provision of this Section 9 or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall be affected only to the extent necessary to comply with the determination of such court.

     9.15 Trust for Excess Shares. Upon any purported Transfer that results in Excess Shares pursuant to Section 9.3, such Excess Shares shall be deemed to have been transferred to the Excess Share Trustee, as trustee of the Excess Share Trust for the exclusive benefit of the Charitable Beneficiary. Excess Shares so held in trust shall be issued and outstanding Shares of the Trust. The Purported Beneficial Transferee shall have no rights in such Excess Shares except as provided in Section 9.18.

     9.16 Distributions on Excess Shares. Any distributions (whether as dividends, distributions upon liquidation, dissolution or winding up or otherwise) on Excess Shares shall be paid to the Excess Share Trust for the benefit of the Charitable Beneficiary. Upon liquidation, dissolution or winding up, the Purported Record Transferee shall receive the lesser of (a) the amount of any distribution made upon liquidation, dissolution or winding up or (b) the price paid by the Purported Record Transferee for the Shares, or if the Purported Record Transferee did not give value for the Shares, the Market Price of the Shares on the day of the event causing the Shares to be held in trust. Any such dividend paid or distribution paid to the Purported Record Transferee in excess of the amount provided in the preceding sentence prior to the discovery by the Trust that the Shares with respect to which the dividend or distribution was made had been exchanged for Excess Shares shall be repaid to the Excess Share Trust for the benefit of the Charitable Beneficiary.

     9.17 Voting of Excess Shares. The Excess Share Trustee shall be entitled to vote the Excess Shares for the benefit of the Charitable Beneficiary on any matter. Any vote taken by a Purported Record Transferee prior to the discovery by the Trust that the Excess Shares were held in trust shall be rescinded ab initio. The owner of the Excess Shares shall be deemed to have given an irrevocable proxy to the Excess Share Trustee to vote the Excess Shares for the benefit of the Charitable Beneficiary.

     9.18 Non-Transferability of Excess Shares. Excess Shares shall be transferable only as provided in this Section 9.18. At the direction of the Trust, the Excess Share Trustee shall transfer the Shares held in the Excess Share Trust to a person whose ownership of the Shares will not violate the Ownership Limit or Existing Holder Limit. Such transfer shall be made within 60 days after the latest of (x) the date of the Transfer which resulted in such Excess Shares and (y) the date the Board of Trustees determines in good faith that a Transfer resulting in Excess Shares has occurred, if the Trust does not receive a notice of such Transfer pursuant to Section 9.5. If such a transfer is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Purported Record Transferee and to the Charitable Beneficiary. The Purported Record Transferee shall receive the lesser of (a) the price paid by the Purported Record Transferee for the Shares or, if the Purported Record Transferee did not give value for the Shares, the Market Price of the Shares on the day of the event causing the Shares to be held in trust, and (b) the price received by the Excess Share Trust from the sale or other disposition of the Shares. Any proceeds in excess of the amount payable to the Purported Record Transferee shall be paid to the Charitable Beneficiary. Prior to any transfer of any Excess Shares by the Excess Share Trustee, the Trust must have waived in writing its purchase rights under Section 9.19. It is expressly understood that the Purported Record Transferee may enforce the provisions of this Section 9.18 against the Charitable Beneficiary.

         If any of the foregoing restrictions on transfer of Excess Shares is determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Transferee may be deemed, at the option of the Trust, to have acted as an agent of the Trust in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Trust.

    9.19 Call by Trust on Excess Shares. Excess Shares shall be deemed to have been offered for sale to the Trust, or its designee, at a price per Share equal to the lesser of (a) the price per Share in the transaction that created such Excess Shares (or, in the case of a devise, gift or other transaction in which no value was given for such Excess Shares, the Market Price at the time of such devise, gift or other transaction) and (b) the Market Price to which such Excess Shares relates on the date the Trust, or its designee, accepts such offer (the "Redemption Price"). The Trust shall have the right to accept such offer for a period of 90 days after the later of (x) the date of the Transfer which resulted in such Excess Shares and (y) the date the Board of Trustees determines in good faith that a Transfer resulting in Excess Shares has occurred, if the Trust does not receive a notice of such Transfer pursuant to Section 9.5 but in no event later than a permitted Transfer pursuant to and in compliance with the terms of
Section 9.18. Unless the Board of Trustees determines that it is in the interests of the Trust to make earlier payments of all of the amount determined as the Redemption Price per Share in accordance with the preceding sentence, the Redemption Price may be payable at the option of the Board of Trustees at any time up to but not later than one year after the date the Trust accepts the offer to purchase the Excess Shares. In no event shall the Trust have an obligation to pay interest to the Purported Record Transferee.

    9.20 Underwritten Offerings. The Ownership Limit shall not apply to the acquisition of Shares or rights, options or warrants for, or securities convertible into, Shares by an underwriter in a public offering, provided that the underwriter makes a timely distribution of such Shares or rights, options or warrants for, or securities convertible into, Shares.

    10. The Trust. Each of the parties hereto acknowledges and agrees that the name Starwood Financial Trust is a designation of the Trust and its Trustees (as Trustees but not personally) under the Trust's Declaration of Trust, and all persons dealing with the Trust shall look solely to the Trust's assets for the enforcement of any claims against the Trust, and the Trustees, officers, agents and security holders of the Trust assume no personal liability for obligations entered into on behalf of the Trust, and their respective individual assets shall not be subject to the claims of any person relating to such obligations.

         SECOND: The Series A Preferred Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration.

         THIRD: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

         FOURTH: Each of the undersigned acknowledges these Articles Supplementary to be the trust act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

         IN WITNESS WHEREOF, this Articles Supplementary is executed on behalf of this TrustI by its Chief Executive Officer and President and attested by its Secretary this 9th day of December 1998.






                                       By:  /s/ Jay Sugarman
                                          -------------------------------------
                                          Jay Sugarman
                                          Chief Executive Officer and President



Attest:




By:  /s/  Spencer Haber
    -----------------------
    Spencer Haber
    Secretary